Form 12b-25. - NOTIFICATION OF LATE FILING

                                   FORM 12b-25

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                                                           SEC FILE NUMBER
                                                            0-1460
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                                                             CUSIP NUMBER

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

(Check One):      |_| Form 10-K     |_| Form 20-F    |X| Form 11-K

                 |_| Form 10-Q    |_|Form N-SAR

For Period Ended:  December 31, 1998

(  )  Transition Report on Form 10-K
(  )  Transition Report on Form 20-F
(  )  Transition Report on Form 11-K
(  )  Transition Report on Form 10-Q
(  )  Transition Report on Form N-SAR

For the Transition Period Ended:  ___________________________________

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Nothing                                           in   this   form    shall   be
                                                  construed  to  imply  that the
                                                  Commission  has  verified  any
                                                  information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the item(s) to which the notification relates:

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PART     I - REGISTRANT INFORMATION Andersen Group, Inc.
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Full Name of Registrant:

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Former Name if Applicable
         515 Madison Avenue, Suite 2000
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Address of Principal Executive Office (Street and Number)
         New York, NY 10022
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City, State and Zip Code


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PART II - Rules 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)
(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
(b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

The Form 11-K for the Anderson Group, Inc. Individual Retirement Plan (The Plan) for the fiscal year ended December 31, 1998 was not filed within the prescribed time because of a failure of the plan sponsor to fully recognize and act upon the filing requirement in a timely manner. As such, the timing and scope of the auditors' work was not scheduled to facilitate a timely filing.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

         Andrew M. O'Shea               860              286-6128
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         (Name)                    (Area Code)       (Telephone Number)

(2) Have all other periodic  reports  required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify          report(s).           |X|          Yes          |_|          No
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(3)      Is it anticipated that any significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
                                                    |_|Yes           |X| No
If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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     Andersen  Group,  Inc.  (Name of  Registrant  as  Specified in Charter) has
caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    October 29, 1999


By       /s/ Peter R. Barker
         Peter R. Barker
         Vice President and Chief Financial Officer